EXHIBIT 99.1

ION Media Networks Announces Denial of Motion for Preliminary Injunction and Extends
Exchange Offer and Consent Solicitation

(West Palm Beach, FL – July 11, 2007) — ION Media Networks, Inc. (AMEX:ION ) (the “Company”) today announced that the Court of Chancery of the State of Delaware in and for New Castle County has denied the plaintiffs’ motion to enjoin the exchange offer and consent solicitation (the “Exchange Offer”) that the Company launched on June 8, 2007, in which the Company is offering to exchange any and all of its outstanding 131/4% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 141/4%) (the “141/4% Preferred Stock”) and 93/4% Series A Convertible Preferred Stock (the “93/4% Preferred Stock”, and together with the 141/4% Preferred Stock, the “Senior Preferred Stock”) for newly-issued 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 and, depending upon participation levels in the Exchange Offer, either newly-issued 12% Series A-1 Mandatorily Convertible Preferred Stock or 12% Series B Mandatorily Convertible Preferred Stock. As previously announced, certain holders of the 141/4% Preferred Stock and the 93/4% Preferred Stock filed actions seeking to enjoin the Exchange Offer.

The Company has extended the Exchange Offer, which will now expire at 11:59 P.M., New York City time, on Friday, July 13, 2007, unless extended or terminated. This will permit holders of the Senior Preferred Stock to have adequate time to consider the new information. The Exchange Offer was scheduled to expire at 12:01 A.M., New York City time, on July 11, 2007. As of 12:01 A.M., New York City time, on July 11, 2007, approximately 1,248 shares of 141/4% Preferred Stock and 1,680 shares of 93/4% Preferred Stock, respectively, have been tendered in the Exchange Offer.

The complete terms of the Exchange Offer are set forth in the Schedule TO-I, as amended, the Offer to Exchange and the Letter of Transmittal and Consent that were each filed with the Securities and Exchange Commission. Holders of Senior Preferred Stock are encouraged to carefully read the Schedule TO-I, as amended, the Offer to Exchange, the Letter of Transmittal and Consent and other related materials because they contain important information that stockholders should consider before making any decision with respect to the Exchange Offer. Stockholders may obtain a free copy of these documents at the website maintained by the Securities and Exchange Commission at www.sec.gov or by contacting D.F. King & Co., Inc., the information agent for the Exchange Offer, at (800) 431-9643.

The securities being offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company is relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of the Securities Act. This announcement is not an offer to purchase or an offer to exchange or a solicitation of acceptance of the offer to exchange, which may be made only pursuant to the terms of the Offer to Exchange and related Letter of Transmittal and Consent.

About ION Media Networks

ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 90 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television, and CBS Television, among others. ION Media has also partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming beginning in June 2007. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with several leading media and entertainment companies, and ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, visit www.ionmedia.tv.

Contact:

Joe LoBello, 212-986-6667
Brainerd Communications
lobello@braincomm.com